Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of income (loss) for the year ended December 31, 2019 and the nine months ended September 30, 2020 and the unaudited pro forma condensed combined statement of financial position as of September 30, 2020. The unaudited pro forma condensed combined financial information includes the previously reported results of Village Farms International, Inc. (“Village Farms”) and Pure Sunfarms Corp. (“Pure Sunfarms”), both of which were incorporated under the Canada Business Corporations Act, after giving pro forma effect to Village Farms’ acquisition of Pure Sunfarms (the “Pure Sunfarms Acquisition”) described in the following paragraphs and accompanying notes.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and applicable Canadian securities laws. The unaudited pro forma adjustments reflecting the Pure Sunfarms Acquisition have been prepared in accordance with the acquisition method of accounting in accordance with Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Pure Sunfarms Acquisition actually occurred on January 1, 2019 for the statements of income (loss) and comprehensive income (loss), and on September 30, 2020 for the statement of financial position, nor does it purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The assumed accounting for the Pure Sunfarms Acquisition, including estimated purchase consideration, is based on provisional amounts and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired tangible and intangible assets and assumed liabilities is based upon the preliminary estimate of fair values. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed financial information. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

The Pure Sunfarms Acquisition

On November 2, 2020, Village Farms consummated a definitive purchase and sale agreement with Emerald Health Therapeutics Inc. (“Emerald”), acquiring 36,958,500 common shares in the capital of Pure Sunfarms owned by Emerald, and increasing Village Farms’ ownership of Pure Sunfarms to 100%. The shares were acquired for a total purchase price of C$79.9 million (US$60.0 million), satisfied through a C$60.0 million (US$45.0 million) cash payment and a C$19.9 million (US$14.9 million) secured promissory note payable to Emerald and due on May 2, 2021. In connection with the Pure Sunfarms Acquisition, the previous shareholders’ agreement dated as of June 6, 2017, by and between Village Farms and Emerald was terminated as of the closing date of the Pure Sunfarms Acquisition and certain intellectual property was assigned to Pure Sunfarms and licensed to Emerald.

Village Farms International, Inc.

Unaudited Pro Forma Combined Statement of Financial Position

As of September 30, 2020

(in thousands of United States dollars)

	Historical Village Farms	Historical Pure Sunfarms (CAD)	Historical Pure Sunfarms (USD)	IFRS to U.S. GAAP Adjustments (Note 2)		Purchase Accounting and Other Pro Forma Adjustments (Note 3)		Pro Forma Combined
ASSETS								
Current assets								
Cash and cash equivalents	$ 54,666	$ 9,023	$ 6,751	$ -		$ (45,138)	3(a)	$ 16,279
Trade receivables, net	10,498	18,100	13,543	-		-		24,041
Inventories	15,301	63,859	47,780	(14,103)	2(a)	-		48,978
Biological asset	-	1,382	1,034	(1,034)	2(a)	-		-
Amounts due from joint venture	10,954	-	-	-		(10,954)	3(c)	-
Other receivables	637	986	738	-		-		1,375
Income tax receivable	440	-	-	-		-		440
Prepaid expenses and deposits	934	6,710	5,020	-		-		5,954
Total current assets	93,430	100,060	74,866	(15,137)		(56,092)		97,067
Non-current assets								
Property, plant and equipment	59,663	153,715	115,010	-		-		174,673
Investment in joint ventures	63,164	-	-	-		(63,164)	3(b)	-
Investment in minority interests	1,226	-	-	-				1,226
Note receivable - joint venture	10,713	-	-	-				10,713
Deferred tax asset	9,693	-	-	-				9,693
Right-of-use assets	4,111	-	-	-				4,111
Goodwill	-			-		21,498	3(f)	21,498
Intangibles	-	949	710	-		19,537	3(e)	20,247
Other assets	1,827	-	-	-				1,827
Total assets	$ 243,827	$ 254,724	$ 190,586	$ (15,137)		$ (78,221)		$ 341,055
LIABILITIES								
Current liabilities								
Line of credit	$ 3,000	$ -	$ -	$ -		$ -		$ 3,000
Trade payables	9,667	4,573	3,422	-		-		13,089
Shareholder loan	-	14,490	10,841	-		(10,841)	3(c)	-
Due to related parties		238	178	-		(113)	3(c)	65
Current maturities of long-term debt	2,294	3,063	2,292	-		-		4,586
Accrued liabilities	6,676	15,599	11,672	-		-		18,348
Deferred revenue		102	76	-		-		76
Operating lease liabilities - current	1,711	-	-	-		-		1,711
Finance lease liabilities - current	34	-	-	-		-		34
Total current liabilities	23,382	38,065	28,481	-		(10,954)		40,909
Non-current liabilities								
Long-term debt	27,793	31,688	23,709	-				51,502
Note payable - Emerald	-	-	-	-		14,934	3(a)	14,934
Deferred tax liability	2,211	22,165	16,584	(4,087)	2(b)	5,275	3(e)	19,983
Operating lease liabilities - long term	2,465	-	-	-		-		2,465
Finance lease liabilities - long term	12	-	-	-		-		12
Other liabilities	1,437	-	-	-		-		1,437
Total liabilities	57,300	91,918	68,774	(4,087)		9,255		131,242
SHAREHOLDERS' EQUITY								
Common stock	141,310	100,060	75,737			(75,737)	3(d)	141,310
		-	-					0
Additional paid in capital	16,892	-	-					16,892
Accumulated other comprehensive loss	(516)	-	(718)			718	3(d)	(516)
								-
Retained earnings	28,841	62,746	46,793	(11,050)	2(a)	(35,743)	3(d)	52,127
						23,286	3(b)	
Total shareholders' equity	186,527	162,806	121,812	(11,050)		(87,476)		209,813
Total liabilities and shareholders' equity	$ 243,827	$ 254,724	$ 190,586	$ (15,137)		$ (78,221)		$ 341,055

The accompanying notes are an integral part of the Unaudited Pro Forma Combined Financial Statements.

The accompanying notes are an integral part of the Unaudited Pro Forma Combined Financial Statements.

The accompanying notes are an integral part of the Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In thousands of United States dollars, except share and per share data)

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma combined financial information presents the unaudited pro forma statement of income (loss) and unaudited pro forma statement of financial position of Village Farms based on the historical consolidated financial statements of Village Farms and Pure Sunfarms after giving effect to the Pure Sunfarms Acquisition, and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Pure Sunfarms acquisition, (ii) factually supportable, and (iii) with respect to the statement of income (loss) only, expected to have a continuing impact on the consolidated results. The unaudited pro forma statements of income (loss) do not reflect non-recurring expenses directly attributable to the Pure Sunfarms Acquisition, including fees to banks, attorneys, accountants and other professional advisors, and other transaction-related costs. However, the impacts of such expenses incurred prior to the statement of position date are reflected in the unaudited pro forma statement of financial position as accrued liabilities. This amount does not include estimates for fees that are not readily determinable or factually supportable. The unaudited pro forma statement of income (loss) for the year ended December 31, 2019 and for the nine months ended September 30, 2020 give effect to the Pure Sunfarms Acquisition as if it had occurred on January 1, 2019. The unaudited pro forma statement of financial position gives effect to the Pure Sunfarms Acquisition as if it had occurred on September 30, 2020.

        Village Farms’ historical consolidated financial statements as of and for the year ended December 31, 2019 and unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2020 were prepared in accordance with United States’ generally accepted accounting principles (“U.S. GAAP”) and are shown in United States dollars. The historical consolidated financial statements of Pure Sunfarms for the same periods were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards and are shown in Canadian dollars.

        The Pure Sunfarms Acquisition has been accounted for using the acquisition method of accounting, which requires an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed, based on their fair values as of the date of the Pure Sunfarms Acquisition. As of the date of this Current Report on Form 8-K/A, Village Farms has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of Pure Sunfarms’s tangible and intangible assets to be acquired and liabilities to be assumed and the related allocations of the purchase price. Village Farms will record all assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of the Pure Sunfarms Acquisition. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial information presented herein. Village Farms has estimated the fair value of Pure Sunfarms’ assets and liabilities based on discussions with Pure Sunfarms’ management. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Preliminary Purchase Consideration

The preliminary estimated purchase consideration of approximately $157.3 million was determined as of November 2, 2020, based on $45.0 million of cash consideration and a $14.9 million secured promissory note payable to Emerald due on May 2, 2021, plus the settlement of Emerald’s share of Pure Sunfarms’ pre-existing shareholder loan Farms plus the fair value of Village Farms previously held investment in Pure Sunfarms as of November 2, 2020, valued at an estimated fair value of approximately $1.76 per common share.

The Pure Sunfarms Acquisition constitutes a business combination in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805 - Business Combinations (“ASC 805”), with Village Farms as the acquirer. Accordingly, Village Farms has applied the principles of ASC 805 to the pro forma accounting for the acquisition of Pure Sunfarms, which requires Village Farms to recognize Pure Sunfarms' identifiable tangible and intangible assets acquired and liabilities assumed at fair value, recognize consideration transferred in the Pure Sunfarms Acquisition at fair value and recognize

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In thousands of United States dollars, except share and per share data)

goodwill, if any, as the excess of consideration transferred over the net of the acquisition date fair value of identifiable tangible and intangible assets acquired and liabilities assumed.

 The table below summarizes the preliminary purchase consideration:

	Shares	Share Price	Amount
Consideration paid
Cash			$ 45,027
Promissory Note			14,934
Shareholder loan			4,551
Promissory note owed to PSF from Emerald			437
Fair value of previously held investment
Shares held by Village Farms	52,569,197	$1.75736	92,383
Total fair value of consideration			$ 157,332

2.	International Financial Reporting Standards to U.S. GAAP Adjustments

IFRS differs in certain material respects from U.S. GAAP. The following material adjustments have been made to reflect Pure Sunfarms’ historical consolidated statement of income (loss) for the year ended December 31, 2019 and the nine months ended September 30, 2020 on a U.S. GAAP basis for purposes of unaudited pro forma financial information. In addition, the material adjustments have been made to align Pure Sunfarms’ historical significant accounting policies under IFRS with Village Farms’ significant accounting policies under U.S. GAAP.

(a) Biological Assets

Pure Sunfarms’ biological assets consist of cannabis plants which are not yet harvested. In accordance with IFRS, these biological assets are measured at fair value less cost to sell. Pure Sunfarms capitalizes all related direct and indirect costs of production to the biological assets at each reporting date. At the point of harvest, the biological assets are transferred to inventory at their fair value less costs to sell.

Village Farms’ crop inventory consists of harvested tomatoes, cucumbers and peppers and includes the cost of packaging, direct labor, overhead, and the depreciation of growing equipment and facilities determined at normal capacity. These costs are expensed as cost of sales when the crops are harvested and delivered throughout the various crop cycles, which end at various times throughout the year. In accordance with U.S. GAAP, Village Farms has valued its crop inventory at the lower of cost or net realizable value.

The adjustment reflects the fair value adjustments of Pure Sunfarms’ biological assets reversed at acquisition.

(b) Income Taxes

Reflects the tax effect of the adjustment described above in 2(a).

3.	Purchase Accounting and Other Pro Forma Adjustments

The following adjustments have been made to the unaudited pro forma information to reflect certain preliminary purchase price accounting and other pro forma adjustments. Further review may identify additional adjustments that could have a material impact on the consolidated company. At this time, Village Farms is not aware of any additional transaction related adjustments that would have a material impact on the unaudited pro forma financial information that are not reflected or disclosed in the pro forma adjustments.

Adjustments to the Unaudited Pro Forma Combined Statement of Financial Position

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In thousands of United States dollars, except share and per share data)

(a)

Reflects the cash consideration of $45.0 million Village Farms paid to Emerald for the Pure Sunfarms Acquisition. In addition, the purchase price also included a $14.9 million secured promissory note payable to Emerald.

(b)

Reflects the reversal of Village Farms’ historical equity investment in Pure Sunfarms of $63.2 million; the reversal of Village Farms’ equity in earnings from Pure Sunfarms for the nine months ended September 30, 2020 and for the year ended December 31, 2019 of $5.4 million and $16.3 million, respectively; and a gain of $23.3 million resulting from the re-measurement of Village Farms’ historical investment in Pure Sunfarms to its fair value of $92.8 million.

(c)

Reflects the elimination of amounts owed to Village Farms by Pure Sunfarms which includes the shareholder loan balance of $11.0 million, which includes interest, and $0.1 million owed to Village Farms for consulting services and reimbursement of expenses paid by Village Farms on behalf of Pure Sunfarms.

(d)	Reflects the elimination of Pure Sunfarms’ historical shareholders’ equity.

(e)	Reflects the fair value of the acquired intangible assets and the related deferred tax liabilities calculated using the applicable income tax rate.

(f)

Reflects the difference between the preliminary estimated purchase price and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. Village Farms has estimated the fair value of Pure Sunfarms’ assets and liabilities based on discussions with Pure Sunfarms’ management. Based on the preliminary purchase price allocation, Village Farms has calculated goodwill to be $21.5 million. This amount may increase or decrease based on the final purchase price allocation.

(g)	Reflects the amortization of the acquired definite-lived intangible assets.

(h)	Reflects the elimination of historical intercompany interest income and interest expense related to the shareholder loan.

(i)	Reflects the estimated income tax expense based on statutory rates in the jurisdiction in which Pure Sunfarms operates.

(j)	Reflects the adjustment to the weighted average number of common shares for the common shares of Pure Sunfarms acquired by Village Farms from Emerald.